EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated April 18, 2007, with respect to the consolidated financial statements of Narrowstep Inc. and Subsidiaries (collectively, the "Company") as of February 28, 2007 and for the years in the two year period ended February 28, 2007, which report is included in the Company's Annual Report (Form 10-KSB) for the year ended February 28, 2007. We also consent to the reference to our firm under the captions "Experts," "Risk Factors," and "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures."


                                             /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey
May 29, 2007